Exhibit 10.01
Award No. <Insert Award#>
INTUIT INC. 2005 EQUITY INCENTIVE PLAN GRANT AGREEMENT
Restricted Stock Unit
(Performance-Based Vesting)
Intuit Inc., a Delaware corporation (the “Company”), hereby grants you a restricted stock unit award (“Award”) pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”), for the number of shares of the Company’s Common Stock, $0.01 par value per share (“Common Stock”) set forth below. All capitalized terms in this Grant Agreement (“Agreement”) that are not defined in this Agreement have the meanings given to them in the Plan. This Award is subject to all of the terms and conditions of the Plan, which is incorporated into this Agreement by reference. This Agreement is not meant to interpret, extend, or change the Plan in any way, or to represent the full terms of the Plan. If there is any discrepancy, conflict or omission between this Agreement and the provisions of the Plan, the provisions of the Plan shall apply.
Name of Participant:
Employee ID:
Address:
Number of Shares:
Date of Grant:
Vesting Date:
Performance Goals to Begin Time-Based Vesting: The (1) net revenue growth and (2) return on operating income targets, attached hereto on Exhibit A (the “Performance Goals”) must be achieved between August 1, 2009 and July 31, 2010 (the “Performance Period”) and certified by the Compensation and Organizational Development Committee (the “Committee”) in order for the Time-Based Vesting described below to commence. The Committee will make such certification as soon as reasonably possible (the date of such determination shall be known as the “Determination Date”) following the end of the Performance Period. If the Committee determines that the Performance Goals were not met by July 31, 2010 (and an event described in either Section 1(c) or 1(d) has not occurred on or before the Determination Date) this Award shall terminate upon the Determination Date. For the avoidance of doubt, except as provided in Sections 1(c) and 1(d), in no event will the Award become vested unless the Performance Goals are achieved (as certified by the Committee on the Determination Date).
Time-Based Vesting Once Performance Factor Goals Are Met: If the above Performance Goals are met, this Award will vest as to 100% of the Number of Shares on the Vesting Date set forth above, provided you have not Terminated through those respective dates.
1.	In the event of your Termination prior to the Vesting Date, the following provisions will govern the vesting of this Award:
(a)	Termination Generally: In the event of your Termination prior to the Vesting Date for any reason other than as expressly set forth in the other subsections of this Section 1 of the Agreement, this Award will terminate without having vested as to any of the shares subject to this Award and you will have no right or claim to anything under this Award.

(b)	Termination due to Retirement: In the event of your Termination on or after the Determination Date, but prior to the Vesting Date due to your Retirement, so long as the Performance Goals have been achieved (as certified by the Committee on the Determination Date), you will be vested pro-rata in a percentage equal to your number of full months of service since the Date of Grant divided by thirty-six months times the Number of Shares and the Vesting Date under this Agreement will be your Termination Date. In the event of your Termination before the Determination Date due to your Retirement, you will be vested pro-rata in a percentage equal to your number of full months of service since the Date of Grant divided by thirty-six months times the Number of Shares, but only if the Performance Goals are achieved (as certified by the Committee on the Determination Date), and the

Vesting Date under this Agreement will be the Determination Date. For purposes of this Award, Retirement means the Termination of your employment with the Company after you have reached age fifty-five (55) and completed ten full years of consecutive service with the Company (including any Parent or Subsidiary).

(c)	Termination due to Death or Total Disability: In the event of your Termination prior to the Vesting Date due to your death or Total Disability after you have been actively employed by the Company for one year or more, this Award will vest as to 100% of the Number of the Shares on your Termination Date, and the Vesting Date under this Agreement will be your Termination Date. For purposes of this Award, Total Disability is defined in Section 5.6(a) of the Plan.

(d)	Termination on or Within One Year Following Corporate Transaction: In the event of your Termination by the Company or its successor, prior to the Vesting Date, but on or within one year following the date of a Corporate Transaction, you will vest pro-rata in a percentage of the Number of Shares equal to your number of full months of service since the Date of Grant divided by thirty-six months, rounded down to the nearest whole share of Intuit Common Stock, and the Vesting Date under this Agreement will be your Termination Date. For purposes of this Award, Corporate Transaction is defined in Section 26(i) of the Plan.

(e)	Termination due to Involuntary Termination: In the event of your Termination on or after the Determination Date, but prior to the Vesting Date due to your Involuntary Termination, so long as the Performance Goals have been achieved (as certified by the Committee on the Determination Date), you will vest pro-rata in a percentage of the Number of Shares equal to your number of full months of service since the Date of Grant divided by thirty-six months, rounded down to the nearest whole share of Intuit Common Stock, and the Vesting Date under this Agreement will be your Termination Date. In the event of your Termination before the Determination Date due to your Involuntary Termination, you will be vested pro-rata in a percentage of the Number of Shares equal to your number of full months of service since the Date of Grant divided by thirty-six months, but only if the Performance Goals are achieved (as certified by the Committee on the Determination Date), and the Vesting Date under this Agreement will be the Determination Date. For purposes of this Award, Involuntary Termination means the Termination of your employment with the Company on account of your resignation within sixty (60) days after the occurrence any of the following events without your consent, (i) a material reduction in your duties that is inconsistent with your position at the time of the Date of Grant, (ii) any reduction in your base annual salary or target annual bonus (other than in connection with a general decrease in the salary or target bonuses for all officers of Intuit), or (iii) a requirement by Intuit that you relocate your principal office to a facility more than 50 miles from your principal office on the Date of Grant; provided however, that with regard to (i) through (iii) you must provide Intuit with written notice of its obligations hereunder and opportunity to cure within 15 days.
2.	Issuance of Shares under this Award: The Company will issue you the Shares subject to this Award on the Vesting Date, except in the event of earlier vesting as described in Section 1 above. In the event of the issuance of Shares pursuant to Section 1(b), (d) and (e), such issuance will occur no earlier than six months and one day after the date of your “separation from service” (as defined in Treas. Reg. 1.409A-1(h)) with Intuit, except when permitted by Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and/or other interpretive authority thereunder. Until the date the shares are issued to you, you will have no rights as a stockholder of the Company.

3.	Withholding Taxes: This Award is generally taxable for purposes of United States federal income and employment taxes upon vesting based on the Fair Market Value on Vesting Date. To the extent required by applicable federal, state or other law, you shall make arrangements satisfactory to the Company for the payment and satisfaction of any income tax, social security tax, payroll tax, payment on account or other tax related to withholding obligations that arise under this Award and, if applicable, any sale of Shares of the Common Stock. The Company shall not be required to issue shares of the Common Stock pursuant to this Award or to recognize any purported transfer of shares of the Common Stock until such obligations are satisfied. Unless otherwise agreed to by the Company and you, these obligations will be satisfied by the Company withholding a number of shares of Common Stock that would otherwise be issued under this Award that the Company determines has a

Fair Market Value sufficient to meet the tax withholding obligations. For purposes of this Award, Fair Market Value is defined in Section 26(n) of the Plan.

You are ultimately liable and responsible for all taxes owed by you in connection with this Award, regardless of any action the Company takes or any transaction pursuant to this section with respect to any tax withholding obligations that arise in connection with this Award. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of this Award or the subsequent sale of any of the shares of Common Stock underlying the shares that vest. The Company does not commit and is under no obligation to structure this Award to reduce or eliminate your tax liability.

4.	Disputes: Any question concerning the interpretation of this Agreement, any adjustments to made thereunder, and any controversy that may arise under this Agreement, shall be determined by the Committee in accordance with its authority under Section 4 of the Plan. Such decision by the Committee shall be final and binding.

5.	Other Matters:
(a)	The Award granted to an employee in any one year, or at any time, does not obligate the Company or any subsidiary or other affiliate of the Company to grant an award in any future year or in any given amount and should not create an expectation that the Company (or any subsidiary or other affiliate) might grant an award in any future year or in any given amount.

(b)	Nothing contained in this Agreement creates or implies an employment contract or term of employment or any promise of specific treatment upon which you may rely.

(c)	Notwithstanding anything to the contrary in this Agreement, the Company may reduce your Award if you change classification from a full-time employee to a part-time employee.

(d)	This Award is not part of your employment contract (if any) with the Company, your salary, your normal or expected compensation, or other renumeration for any purposes, including for purposes of computing benefits, severance pay or other termination compensation or indemnity.

(e)	Because this Agreement relates to terms and conditions under which you may be issued shares of Common Stock of Intuit Inc., a Delaware corporation, an essential term of this Agreement is that it shall be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to this Agreement or the Award granted hereunder shall be brought in the state or federal courts of competent jurisdiction in Santa Clara County in the State of California.
This Agreement (including the Plan, which is incorporated by reference) constitutes the entire agreement between you and the Company with respect to this Award, and supersedes all prior agreements or promises with respect to the Award. Except as provided in the Plan, this Agreement may be amended only by a written document signed by the Company and you. Subject to the terms of the Plan, the Company may assign any of its rights and obligations under this Agreement, and this Agreement shall be binding on, and inure to the benefit of, the successors and assigns of the Company. Subject to the restrictions on transfer of an Award described in Section 14 of the Plan, this Agreement shall be binding on your permitted successors and assigns (including heirs, executors, administrators and legal representatives). All notices required under this Agreement or the Plan must be mailed or hand-delivered, (1) in the case of the Company, to the Company at its address set forth in this Agreement, or at such other address designated in writing by the Company to you, and (2) in the case of you, at the address recorded in the books and records of the Company as your then current home address.

The Company has signed this Award Agreement effective as the Date of Grant.

INTUIT INC. 2632 Marine Way Mountain View, California 94043
By:
Brad D. Smith, President and
Chief Executive Officer

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